SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 9, 2015

Date of Report (Date of earliest event reported)

FBR & CO.

(Exact Name of Registrant as Specified in its Charter)

Virginia

(State or Other Jurisdiction

of Incorporation)

001-33518	20-5164223
(Commission File Number)	(IRS Employer Identification No.)

1300 Seventeenth Street North

Arlington, VA 22209

(Address of Principal Executive Office) (Zip Code)

(703) 312-9500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Share Plan

On February 10, 2015, FBR & Co. (the “Company”) granted awards to members of the Company’s executive committee, including the Company’s named executive officers, pursuant to a performance share unit arrangement established under the Company’s Amended and Restated 2006 Long-Term Incentive Plan (the “Stock Plan”) and approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors that is designed to further the long-term growth of the Company by providing long-term incentives in respect of the Company’s common stock and to assist the Company in retaining key employees of experience and ability (the “PSU Program”). The following discussion of the PSU Program is qualified in its entirety by reference to the form of award letters, attached as Exhibits 10.1 and 10.2, respectively, to this Form 8-K, and to the PSU Program and the Stock Plan, which have been previously filed by the Company.

An award under the PSU Program will be earned and will vest as follows depending on the level of achievement of the performance goal: (1) at a 50% rate on December 31, 2017 (the “Vesting Date”) if the tangible book value of the Company, measured on a per share basis, has increased by an amount equal to a 6% compound annual growth rate over the three-year period beginning on January 1, 2015 (the “Performance Period”); (2) at a 100% rate on the Vesting Date if the tangible book value of the Company, measured on a per share basis, has increased by an amount equal to a 9% compound annual growth rate over the Performance Period; and (3) at a proportional rate between 50% and 100% in the event the tangible book value of the Company, measured on a per share basis, has increased by an amount between a 6% and a 9% compound annual growth rate over the Performance Period. In the event the tangible book value of the Company, measured on a per share basis, has not increased by an amount equal to a 6% compound annual growth rate over the Performance Period, no performance share units will be earned and the award will be forfeited. In general, the Company will issue shares in settlement of PSU Program awards within 75 days following the end of the Performance Period.

For purposes of the PSU Program, tangible book value of the Company on any measurement date equals the book value of the Company excluding goodwill and intangible assets (whether net or otherwise), as adjusted to exclude the impact of any dividends declared or paid during the measurement period.

Awards granted under the PSU Program are eligible to continue to be earned based on actual performance results through the end of the Performance Period upon certain terminations of employment prior to a “change in control” (as defined in the Stock Plan). In the event of a change in control, the Performance Period with respect to each outstanding award will end and the number of performance share units earned by the participant will be fixed based on the greater of (i) the Company’s actual performance from the beginning of the Performance Period to the date of the change in control and (ii) the level of achievement resulting in 50% of the performance share units being earned. Following the change in control, the earned performance share units will be subject to vesting based solely on the participant’s continued employment with the Company through the date the awards would have otherwise vested, subject to accelerated vesting on certain terminations of employment.

Under the PSU Program, the named executive officers received award opportunities denominated in shares of Company common stock as follows: (1) Mr. Hendrix, 46,051 shares; (2) Mr. Wright, 32,236 shares; (3) Mr. Neuhauser 23,026 shares; (4) Mr. Fishman, 32,236 shares; (5) and Mr. Slosser, 32,236 shares.

Incentive Program

On February 9, 2015, the Compensation Committee approved the terms and conditions of an annual incentive program under which certain of the Company’s executive officers may earn annual incentive compensation for 2015 (the “2015 Incentive Compensation Program”). Under the 2015 Incentive Compensation Program, each participating officer is eligible to receive incentive bonus compensation for 2015 under the Company’s Stock Plan based on the Company’s annual revenue, subject to achievement of a minimum level of annual revenue for the year. The terms of the 2015 Incentive Compensation Program designate the percentage of annual revenue that may be paid out under the qualified performance-based awards to any individual participant, and the maximum percentage of annual revenue that may be paid out under the awards to all of the participants as a group. The amounts payable under the qualified performance-based awards may be reduced in the discretion of the Compensation Committee based on performance. Richard J. Hendrix, the Company’s Chairman, President and Chief Executive Officer, Bradley J. Wright, its Executive Vice President and Chief Financial Officer, Adam J. Fishman, its Executive Vice President and

Head of Sales and Research, Michael A. Lloyd, its Executive Vice President and Head of Trading, James C. Neuhauser, its Executive Vice President and Chief Investment Officer, and Kenneth P. Slosser, its Executive Vice President and Head of Investment Banking, are eligible to participate in the annual incentive program.

2014 Bonus Awards

On February 10, 2015 Company granted the following 2014 bonus awards to the named executive officers of the Company under the Company’s previously disclosed 2014 Incentive Compensation Plan: (1) Mr. Hendrix, a cash award of $400,000 and 4,214 restricted stock units (“RSUs”) ; (2) Mr. Wright, a cash award of $280,000 and 2,950 RSUs; (3) Mr. Fishman, a cash award of $400,000 and 4,214 RSUs; (4) Mr. Neuhauser, a cash award of $280,000 and 2,950 RSUs; and (5) Mr. Slosser, a cash award of $400,000 and 4,214 RSUs.

The matters set forth in this Current Report on Form 8-K will be more fully described in the Company’s Definitive Proxy Statement for its 2015 Annual Meeting of Stockholders

Item 9.01	Financial Statements and exhibits

Exhibits.

10.01	Form of Award Letter for Chief Executive Officer

10.02	Form of Award Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR & CO.

Date: February 12, 2015	By:	/s/ Bradley J. Wright

Bradley J. Wright
Executive Vice President and Chief Financial Officer